Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza to Announce 2011 Second Quarter Financial Results
on Monday, August 8, 2011
AZ-004 (Staccato® loxapine) NDA Resubmission Now Planned for August 8, 2011
Conference Call Scheduled for 4:30 p.m. Eastern Time, August 8, 2011
Mountain View, California — July 26, 2011 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it will report financial results for the quarter ended June 30, 2011, on Monday, August 8, 2011, following the close of the U.S. financial markets. Alexza also announced that the resubmission of its AZ-004 New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) is now planned for Monday, August 8, 2011. The Company completed the writing of the NDA sections earlier this week. The documents have been transferred to Alexza’s electronic submission vendor who is assembling and processing the files for eCTD (electronic Common Technical Document) submission to the FDA.
“The entire Alexza organization has worked diligently toward the resubmission of our AZ-004 NDA,” said Thomas B. King, Alexza President and CEO. “Our employees have combined their skills with those of some outstanding outside consultants and advisors, who are experts in the key areas of focus of our resubmission. In addition to the data in our original NDA, our resubmitted NDA contains data from our successfully completed human factors study, stability data from new production batches manufactured late last year, and a comprehensive REMS proposal and draft labeling for AZ-004.”
On Monday, August 8, at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time, the Company will host an investor conference call and live webcast to provide a company update, as well as to discuss the financial results. The conference call, live webcast and archived replay are open to all interested parties.
To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=P844VRMWL.
To access the live conference call via phone, dial 888-713-4213. International callers may access the live call by dialing +1-617-213-4865. The reference number to enter the call is 68061440.

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The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or +1-617-801-6888 for international callers. The reference number for the replay of the call is 14135984. A replay of the call will be available for two weeks following the event.
About Alexza Pharmaceuticals, Inc.
Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)
AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the rapid treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials and submitted the AZ-004 NDA in December 2009. In October 2010, the Company received a Complete Response Letter, or CRL, from the FDA, regarding its NDA for AZ-004. A CRL is issued by FDA’s Center for Drug Evaluation and Research indicating that the NDA review cycle is complete and the application is not ready for approval in its present form. The Company completed an end-of-review meeting with the FDA in late December 2010 and a Risk Evaluation and Mitigation Strategy (REMS) guidance meeting with the FDA in April 2011.
For more information about Alexza, the Staccato technology or the Company’s development programs, please visit www.alexza.com.
Safe Harbor Statement
The anticipated news release and conference call will contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the adequacy of the Company’s capital to support the Company’s current operations, the potential of the Company’s planned AZ-004 NDA resubmission to adequately address the issues in the CRL, the eventual prospects that AZ-004 will be approved for marketing and the timing of the Company’s resubmission of the AZ-004 NDA to the FDA. The Company’s forward-looking statements

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also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Derek K. Cole Head, Investor Relations and Corporate Communications 650.944.7373 dcole@alexza.com

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